Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD DECLARES $.05 SEMIANNUAL CASH DIVIDEND BRINGING TOTAL DIVIDENDS FOR 2004 TO $.13, AN INCREASE OF 43% OVER 2003 DIVIDENDS(1)

Newport Beach, CA – September 14, 2004 – American Vanguard Corp. (AMEX:AVD) today announced that its Board of Directors declared a cash dividend of $.05 per share. The dividend will be distributed on October 15, 2004 to shareholders of record as of October 1, 2004.

Eric Wintemute, President and CEO of American Vanguard, stated, “This action demonstrates the Board’s confidence in the Company’s outlook, based on our strong results for the first half of 2004, and expectations for continued growth. We are pleased that our solid financial performance has given us the opportunity to share our profits with our shareholders. Additionally, many of our investors benefit further due to the stock dividends over the past few years.”

Five-year Historical Cash Dividends

Distribution Date	Cash Dividend (as adjusted (1) )
4/16/04	$.080
10/17/03	$.033
04/11/03	$.058
10/18/02	$.022
04/12/02	$.047
10/19/01	$.020
04/13/01	$.033
10/20/00	$.015
04/14/00	$.036
04/19/99	$.017

(1)	As adjusted for previous stock dividends and splits.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. The Company’s basic strategy is to acquire brand name, niche product lines from larger companies that divest mature products to focus on newly discovered molecules. During 2004, American Vanguard has been recognized as one of BusinessWeek’s Hot Growth Companies (#93) and Fortune Small Business’ America’s 100 Fastest Growing Small Companies (#26). American Vanguard is included on the Russell 2000® and Russell® 3000 Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

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American Vanguard Corporation News Release	Page 2
September 14, 2004

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS FIRM
American Vanguard Corporation		The Equity Group Inc.
Eric G. Wintemute, President & CEO		www.theequitygroup.com
James A. Barry, Senior Vice President & CFO		Lauren Barbera
(949) 260-1200		lbarbera@equityny.com
(212) 836-9610
Loren G. Mortman
(212) 836-9604

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